Exhibit 99.1

For release Western Circuit and Analyst Wire

May 30, 2008

BRIDGFORD FOODS CORPORATION (NASDAQ: BRID) ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2008

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the second quarter (12 weeks) ended April 18, 2008 were $24,900,000, a decrease of 10.7% compared to sales in the second twelve weeks of the prior fiscal year. The Company reported a net loss of $784,000 in the second quarter of fiscal year 2008, compared to a loss of $273,000 in the same quarter of fiscal year 2007. Extraordinarily high commodity and fuel costs have continued to reduce operating margins in recent months and therefore the Company has increased prices to offset some of these expenses while pursuing additional distribution channels for its products.

Sales for the first half (24 weeks) of the 2008 fiscal year were $56,218,000, a 6.6% decrease compared to the same period in 2007. The Company incurred a net loss of $1,049,000 in the first half of 2008 compared to a net loss of $232,000 in the first half of last year.

Bridgford Foods Corporation is a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION
FINANCIAL RESULTS
(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	Apr 18, 2008	Apr 20, 2007
Sales	$24,900,000	$27,894,000
Cost of sales	$16,349,000	$17,944,000
Selling, general & administrative expenses	$9,068,000	$9,524,000
Depreciation	$748,000	$782,000
Income (loss) before taxes	$(1,265,000)	$(356,000)
Income tax provision (benefit)	$(481,000)	$(83,000)
Net income (loss)	$(784,000)	$(273,000)
Basic earnings (loss) per share	$(0.08)	$(0.03)
Average shares outstanding	9,691,000	9,940,000

	24 Weeks Ended	24 Weeks Ended
	Apr 18, 2008	Apr 20, 2007
Sales	$56,218,000	$60,207,000
Cost of sales	$37,326,000	$39,500,000
Selling, general & administrative expenses	$19,093,000	$19,444,000
Depreciation	$1,497,000	$1,563,000
Income (loss) before taxes	$(1,698,000)	$(300,000)
Income tax provision (benefit)	$(649,000)	$(68,000)
Net income (loss)	$(1,049,000)	$(232,000)
Basic earnings (loss) per share	$(0.11)	$(0.02)
Average shares outstanding	9,784,000	9,948,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533